ARTICLES OF INCORPORATION
                                       OF
                             SKTF ENTERPRISES, INC.


     The undersigned, desiring to form a corporation (the "Corporation") under the laws of Florida, hereby adopts the following Articles of Incorporation:

                                    ARTICLE I
                                 CORPORATE NAME

     The  name  of  the  Corporation  is  SKTF  Enterprises,  Inc.

                                    ARTICLE II
                                     PURPOSE

     The Corporation shall be organized for any and all purposes authorized under the laws of the State of Florida.

                                   ARTICLE III
                               PERIOD OF EXISTENCE

     The  period  during  which  this  Corporation  shall continue is perpetual.

                                   ARTICLE IV
                                     SHARES

     This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is One Hundred Million (100,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Five Million (5,000,000) shares, par value $0.001.

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the laws of the State of Florida. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.


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                                    ARTICLE V
                                PLACE OF BUSINESS

     The initial address of the principal place of business of this Corporation shall be 22342 Avenida Empresa, Suite 230, Rancho Santa Margarita, California 92688. The Board of Directors may at any time and from time to time move the principal office of this corporation.

                                   ARTICLE VI
                             DIRECTORS AND OFFICERS

     The business of this Corporation shall be managed by its Board of Directors. The number of such directors shall not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the Bylaws. The Board of Directors shall be elected at such time and in such manner as provided in the Bylaws.

                                   ARTICLE VII
                           DENIAL OF PREEMPTIVE RIGHTS

     No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the Board of Directors.

                                  ARTICLE VIII
                               AMENDMENT OF BYLAWS

     Anything in these Articles of Incorporation, the Bylaws, or the Florida Corporation Act notwithstanding, bylaws shall not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the Corporation entitled to vote thereon.

                                   ARTICLE IX
                                  SHAREHOLDERS

     9.1 Inspection of Books. The Board of Directors shall make reasonable rules to determine at what times and places and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.


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     9.2     Control  Share Acquisition.  The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not apply to the Corporation.

     9.3 Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholder's shall constitute a quorum.

     9.4 Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

                                    ARTICLE X
             LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its Bylaws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this Corporation against any contingency or peril as may be determined to be in the best interests of this Corporation, and in conjunction therewith, to procure, at this Corporation's expense, policies of insurance.

                                   ARTICLE XI
                                  INCORPORATOR

     The name and address of the person signing these Articles of Incorporation as incorporator is:

                    Brian  A.  Lebrecht,  Esq.
                    The  Lebrecht  Group,  APLC
                    22342  Avenida  Empresa,  Suite  230
                    Rancho  Santa  Margarita,  CA  92688

                                   ARTICLE XII
                                    CONTRACTS

     No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this Corporation is such other party or is, or at some time in the future becomes, an officer, director, or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

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                                  ARTICLE XIII
                                 RESIDENT AGENT

     The  name and address of the initial resident agent of this Corporation is:

                    Paracorp  Incorporated
                    236  East  6th  Avenue
                    Tallahassee,  FL  32303

     IN WITNESS WHEREOF, I have hereunto subscribed to and executed these Articles of Incorporation on this March 22, 2001.


                                    /s/ Brian A. Lebrecht
                                    ----------------------------------------
                                    Brian  A.  Lebrecht,  Esq.,  Incorporator

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